Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-107535
8 7/8% Senior Notes due 2010 CUSIP Nos. 749564 AA 8 and U76218 AA 1
10 7/8% Senior Subordinated Notes due 2012 CUSIP Nos. 749564 AC 4 and U76218 AB 9

R.H. Donnelley Inc.

Prospectus Supplement dated November 21, 2003
to the Prospectus dated August 1, 2003

     The selling security holders table on pages 28-47 of the prospectus, as amended, is hereby further amended to add the information regarding the following entities in the prospectus and their respective amount of 8 7/8% senior notes due 2010 and/or 10 7/8% senior subordinated notes due 2012.

	Senior Notes		Senior Subordinated Notes

		Principal Amount of	Principal Amount of	Principal Amount of
Name of Selling Security	Principal Amount of	Senior Notes	Senior Subordinated	Senior Subordinated
Holder	Senior Notes Owned	Offered	Notes Owned	Notes Offered

AGF World Fund	$375,000	$375,000	—	—

AXA Premier VIP High Yield Portfolio	1,435,000	1,435,000	—	—

Berkley Insurance Co.	150,000	150,000	—	—

Berkley Regional Insurance Co.	150,000	150,000	—	—

JPMF INV. FDS — GLOBAL HIGH YIELD BOND FD	—	—	$450,000	$450,000

Northrop Grumman Corp. Master Trust	550,000	550,000	—	—

PIMCO Cayman Global High Income Fund	215,000	215,000	—	—

PIMCO GIS plc High Yield Bond Fund	2,150,000	2,150,000	—	—

PIMCO High Income Fund	6,900,000	6,900,000	—	—

PIMCO High Yield Fund	5,650,000	5,650,000	—	—